United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

January 27, 2011
(Date of Report)

China Ceetop.com, Inc.
(Exact name of registrant as specified in its charter)

Oregon	000-32629	98-0408707
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A2803, Lianhe Guangchang, 5022 Binhe Dadao, Futian District, Shenzhen, China	518033
(Address of principal executive offices)	(Zip Code)

(86-755) 3336-6628
(Registrant’s telephone number, including area code)
Oregon Gold, Inc.
A9 Zhong Shen Hua Yuan
Cai Tian Nan Lu, Shenzhen, China
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 27, 2011 China Ceetop.com, Inc. (formerly known as Oregon Gold, Inc., the “Company”), closed the transactions set forth in that certain Share Exchange Agreement (the “Agreement) between the Company, Surry Holdings Limited (“Surry”), the shareholders of Surry (the “Surry Shareholders”) entered into a Share Exchange Agreement (the “Agreement”) pursuant to which Surry became the wholly owned subsidiary of the Company.

With the execution of the Agreement, the Company has changed the focus of its operations away from mining, instead focusing on the business of Surry.

Under the Agreement, in exchange of surrendering all their ownership in Surry, the Surry Shareholders received an aggregate of 28,496,427 shares of the Company’s common stock, and 3,558,046 shares of the Company’s Series A Preferred Stock (the “Share Exchange”).

Full responsive information under this Item can be found in the Company’s Information Statement on Schedule 14F-1 filed with the SEC on January 7, 2011 which is incorporated by reference.

Item 5.01 Changes in Control of Registrant.

Responsive information to this item is set forth In Items 1.01 and 5.02 of this Report.

Full responsive information under this Item can be found in the Company’s Information Statement on Schedule 14F-1 filed with the SEC on January 7, 2011.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers. Directors and Nominees

Effective January 27, 2011, as a result of the closing of the transaction with Surry: Yinfang Yang resigned as officer and director; Weiliang Liu was appointed Chairman of the Board, Chief Executive Officer, President and Secretary; and Juqun Zhao was appointed Chief Financial Officer and Treasurer.

Full responsive information under this Item can be found in the Company’s Information Statement on Schedule 14F-1 filed with the SEC on January 7, 2011.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective January 27, 2011, the Company: amended Section 1 of its Restated Articles of Incorporation in order to change the name of the Company from Oregon Gold, Inc. to China Ceetop.com, Inc.; and amended Article 2 of the Restated Articles of Incorporation of the Company to read as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, preferred stock ("Preferred Stock") and common stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is 203,558,046. The total number of shares of Common Stock the Corporation shall have the authority to issue is 200,000,000.  The total number of shares of Preferred Stock that the Corporation shall have the authority to issue is 3,558,046. The Corporation’s capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

The Board of Directors of the Corporation is expressly authorized, subject to limitations prescribed by law and the provisions of this Article 2, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series, and by filing a certificate pursuant to the Oregon Business Corporation Act, to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares as may be permitted by the Oregon Revised Statutes.

All stock of this Corporation, whether Common Stock or Preferred Stock, shall be issued only upon the receipt of the full consideration fixed for the issuance of such stock. Such stock, once issued, shall be fully paid and nonassessable.

No holder of shares of any class of this Corporation shall have (1) any preemptive right to subscribe for or acquire additional shares of this Corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized, or (2) any right to acquire any shares which may be held in the treasury of this corporation. All such additional or treasury shares may be issued or reissued for such consideration, at such time, and to such persons as the Board of Directors may from time to time determine.”

Full responsive information under this Item can be found in the Company’s Information Statement on Schedule 14F-1 filed with the SEC on January 7, 2011.

 Item 5.07 Submission of Matters to a Vote of Security Holders.

On November 24, 2010, a majority of the outstanding shares (456,626 out of 866,636) approved the following actions via written consent:

(1) The Company to enter into a Share Exchange Agreement with Surry and the shareholders of Surry;

(2) to appoint Weiliang Liu as Chief Executive Officer, President and Secretary of the Company, and Juqun Zhao as Chief Financial Officer and Treasurer of the Company and accept the resignation of Yinfang Yang, the Company’s current Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer, which resignation shall be effective on the closing of the transactions contemplated in the Agreement;

(3) appoint Weiliang Liu as the Chairman of the Board of Directors, and accept the resignation of Yinfang Yang as a director of the Company; and

(4) amend the Company’s Restated Articles of Incorporation to increase the authorized shares of the Company, change the name of the Company to China Ceetop.com, Inc., and create a class of preferred stock.

These actions were deemed effective as of January 27, 2011.

Full responsive information under this Item can be found in the Company’s Information Statement on Schedule 14F-1 filed with the SEC on January 7, 2011.

Item 8.01 Other Events.

Effective January 31, 2011 the new symbol for the Company on the Over the Counter Bulletin Board will be “CTOP.”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2011	OREGON GOLD, INC.

/s/ Weiliang Liu
Weiliang Liu
Chief Executive Officer